Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 15, 2013

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           Mr. Bryant R. Riley has been appointed to the Company's Board of Directors effective April 15, 2013.  Mr. Riley joins the Company’s Board with significant corporate management expertise and over 20 years of experience in the investment banking industry.  Mr. Riley is Chairman of B. Riley & Co., LLC (“B. Riley & Co.”), a Los-Angeles-based brokerage and California Registered Investment Advisor.

    There are no understandings or arrangements between Mr. Riley and any other person pursuant to which Mr. Riley was elected as a director.  Mr. Riley is not currently expected to serve on any committees of the Board.

    Mr. Riley will be compensated for his services as a director in accordance with the Company’s Director Compensation Policy, as described in the Company’s Proxy Statement for its Annual Meeting of Stockholders held November 5, 2012.

    As previously disclosed by the Company, B. Riley & Co. (of which Mr. Riley is the sole indirect equity owner) served as advisor on the refinancing transaction and placement agent for the Company’s $53.5 million convertible bond offering which closed March 5, 2013.  Under the terms of the Company’s Placement Agent Agreement with B. Riley & Co., the Company paid a fee of $825,000 to B. Riley & Co. for its services.  Mr. Riley, B. Riley & Co. and its affiliates purchased $1.75 million of the convertible bond notes in the offering.

Item 8.01     Other Events

    On April 15, 2013, Cadiz Inc. issued a press release announcing that Bryant Riley has been appointed to the Company’s Board of Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statement and Exhibits

(d)             Exhibit 99.1 Press Release dated April 15, 2013

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  April 18, 2013